Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
31 October 2006
Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
John Heskett, tel: +1 801 584 5768

HUNTSMAN PRICES AND INCREASES SIZE OF PRIVATE OFFERING
OF SENIOR SUBORDINATED NOTES

COMPANY TO USE NET PROCEEDS TO REDEEM MORE EXPENSIVE DEBT AND REDUCE ANNUAL INTEREST EXPENSE BY APPROXIMATELY $17 MILLION

The Woodlands, TX, October 31, 2006 — Huntsman International LLC, a wholly owned subsidiary of Huntsman Corporation (NYSE:HUN), today announced that it has priced its previously announced private offering of euro and U.S. dollar denominated senior subordinated notes, which will carry interest rates of 6 7/8% and 7 7/8%, respectively.  The offering size has been increased from the previously announced $400 million in U.S dollar equivalents to  €400 million in euro denominated notes  and $200 million in dollar denominated notes, or approximately $708 million of combined US dollar equivalents.  The euro notes will mature November 15, 2013, and the dollar notes will mature November 15, 2014.

The closing of the senior subordinated notes offering is expected to occur on November 13, 2006, and is subject to the satisfaction of customary closing conditions.  The company intends to use the estimated net proceeds of approximately $699 million in dollar equivalents to redeem all (approximately $366 million) of its outstanding  dollar denominated 10 1/8% senior subordinated notes, and a portion (approximately €258 million) of its outstanding euro denominated 10 1/8% senior subordinated notes, due 2009, subject to completion of the offering.  In conjunction with this redemption of notes, the company expects to record loss on early extinguishment of debt in the fourth quarter of 2006 of approximately $12 million.

Kimo Esplin, Chief Financial Officer of Huntsman Corporation, stated, “the nearly 3% improved interest rate on the refinanced notes demonstrates the Company’s strong credit profile and will result in the Company reducing its annual interest expense by approximately $17 million.”

The offering has been made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and outside the United States in accordance with Regulation S under the Securities Act. This release is not an offer of securities.  The securities offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.